Contact: George R. Schonath (262) 523-4300
NEWS RELEASE
For Immediate Release

THE MIDDLETON DOLL COMPANY TERMINATES
MANAGEMENT AGREEMENT AS OF DECEMBER 31, 2005

Pewaukee, Wis., October 14, 2005.....The Middleton Doll Company (OTCBB: DOLL) today reported that it and its two subsidiaries, Bando McGlocklin Small Business Lending Corporation and Lee Middleton Original Dolls, Inc., have notified InvestorsBank, a Wisconsin banking organization, that the management agreement currently in place between InvestorsBank and the company and its subsidiaries will be terminated on December 31, 2005. As previously reported, as of that date, George R. Schonath, current president, chief executive officer and a director of the company, and Susan J. Hauke, currently vice president – finance and chief financial officer of the company, will resign from all offices with the company and its subsidiaries. The Board will appoint successors to Schonath and Hauke prior to the end of the year.

Also, the company announced that it has agreed with InvestorsBank that, effective January 1, 2006, that InvestorsBank will continue to provide loan management, real estate management and accounting services to it under a new agreement. Under the agreement, for loan management services The Middleton Doll Company will pay InvestorsBank an annual fee, payable monthly, equal to ¼ of 1% of the principal amount of loans under management. For real estate management services, the company will pay InvestorsBank a monthly fee equal to 6% of rental fees collected on all properties except properties originally acquired from Bando McGlocklin Real Estate Investment Corporation, where the monthly fee is equal to 1/12 of .25% of the total cost of such properties. The loan management and real estate management fees are the same as existing under the current management agreement.

However, the new arrangement will not provide any fees to InvestorsBank for the services of George R. Schonath, who will devote his entire energies to his position as president and chief executive officer of InvestorsBank. Currently, The Middleton Doll Company and Bando McGlocklin Small Business Lending Corporation pay a total of $365,000 per year to InvestorsBank for the services of Schonath provided under the management agreement.

-more-

The company also announced that, effective January 1, 2006, the rental agreement between the company and InvestorsBank will be terminated and be replaced by a new arrangement which will be part of the new management agreement. Under the new arrangement, the company will pay a monthly fee of $3,259 to InvestorsBank covering rent and the company's share of real estate taxes, building-related expenses (such as utilities, repairs and maintenance), and overhead expenses (such as expenses for telephones, receptionist and miscellaneous expenses).

Finally, the company announced that the new management agreement will provide for the receipt of accounting and related services from Susan J. Hauke, current vice president – finance and chief financial officer of the company, effective January 1, 2006. Under the new management agreement, the company will be entitled to receive a maximum of 140 hours of service from Hauke for the six months ended June 30, 2006. For these services, the company will pay InvestorsBank a total fee of $17,500, payable monthly.

The new management agreement will continue on a month-to-month basis, terminable by either the company or InvestorsBank on 30 days’ notice, except that the arrangement for Hauke’s services will continue until June 30, 2006. The company anticipates substantial savings under the new management agreement as compared to the current management agreement.

The Middleton Doll Company operates in two segments, consumer products and financial services. The company’s consumer product segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., a designer and marketer of clocks and home décor products that are sold to major national retailers. The company’s financial services subsidiary is a real estate investment trust (REIT). The company has been reducing the size and scope of its financial services subsidiary by using the proceeds of loan payoffs and the proceeds of sales of its real estate to reduce debt.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,”“estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. Significant risks and uncertainties include, but are not limited to the ability of InvestorsBank to successfully perform its obligations under the new management agreement.

The Middleton Doll Company news releases
are available on-line 24 hours a day at:
http://www.middletondollcompany.com

#    #    #